Exhibit 2.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

FANBASE SOCIAL MEDIA, INC.

Fanbase Social Media, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Fanbase Social Media, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 1, 2019 under the name Fanbase Social Media, Inc.

SECOND: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorized the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the first paragraph of Article 4 of the Restated Certificate be amended and restated to read in its entirety as follows:

4.            The Corporation is authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is 38,300,000, par value $0.01 per share (the "Common Stock"), of which 18,300,000 shares are designated Class A Voting Common Stock ("Class A Voting Common Stock") and 20,000,000 shares are designated as Class B Non-Voting Common Stock ("Class B Non-Voting Common Stock").

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

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State of Delaware Secretary of State Division of Corporations Delivered 04:25 PM 11/20/2023 FILED 04:25 PM 11/20/2023 SR 20234021991 - File Number 7635187

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of this Corporation on this 20th day of November, 2023.

/s/ Isaac Hayes III
Isaac Hayes III, President

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